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                                                                                                                     Exhibit (12)(a)


                                                                 ILLINOVA CORPORATION
                                                   STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                                     FIXED CHARGES
                                                                (Thousands of Dollars)


                 Year Ended December 31,      Supplemental 1                                 Supplemental 2          Supplemental 3
                   -----------------------------------------------------------------------------------------------------------------
                                1992     1993      1993      1994     1995     1996     1997      1997       1998          1998
Earnings Available for
Fixed Charges:
Net Income (Loss)             $122,100 ($55,800) ($55,800) $176,700 $175,312 $213,379 ($69,057) ($69,057) ($1,363,260)  ($1,363,260)
   Add:
    Income Taxes:
      Current                   22,930   25,260    25,260    58,354   98,578  163,873   70,975    70,975        7,556         7,556
      Deferred - Net            63,739   82,057    82,057    71,177   34,137  (16,028)  36,963    36,963      309,070       309,070
    Allocated income taxes      (6,632) (12,599)  (12,599)   (8,285) (11,851) (12,641) (20,345)  (20,345)     (11,330)      (11,330)
    Investment tax
      credit - deferred           (519)    (782)     (782)  (11,331)  (6,894)  (7,278)  (7,278)   (7,278)      (8,256)       (8,256)
    Income tax effect of
      disallowed costs              -   (70,638)  (70,638)       -        -        -        -         -            -              -
    Income tax effect of
      FAS 71 write-off              -        -         -         -        -        -  (117,998) (117,998)          -              -
    Income tax effect of
      CPS Impairment                -        -         -         -        -        -        -         -    (1,014,047)   (1,014,047)
    Interest on
      long-term debt           160,795  154,110   154,110   135,115  125,581  118,438  116,137   116,137      116,968       116,968
    Amortization of debt
      expense and premium-net,
      and other interest
      charges                   12,195   17,007    17,007    15,826   29,558   24,031   27,984    27,984       29,064        29,064
    One-third of all rentals
      (Estimated to be
      representative of the
      interest component)        5,117    5,992     5,992     5,847    5,221    4,346    4,229     4,229        4,054         4,054
    Interest on
      in-core fuel               8,278    6,174     6,174     7,185    6,716    4,757    3,842     3,842        3,716         3,716
    Disallowed Clinton
      plant costs                   -        -    270,956        -        -        -        -         -            -              -
    FAS 71 Regulatory
      Write-Offs                    -        -         -         -        -        -        -    313,030           -              -
    CPS Impairment                  -        -         -         -        -        -        -         -            -      2,341,185
                              -------- --------  --------  -------- -------- -------- --------  --------  -----------   -----------
Earnings (loss) available
  for fixed charges           $388,003 $150,781  $421,737  $450,588 $456,358 $492,877  $45,452  $358,482  ($1,926,465)     $414,720
                              ======== ========  ========  ======== ======== ======== ========  ========  ===========   ===========

Fixed charges:
  Interest on long-
    term debt                 $160,795 $154,110  $154,110  $135,115 $125,581 $118,438 $116,137  $116,137     $116,968      $116,968
  Amortization of debt
   expense and premium-net,
   and other interest charges   25,785   27,619    27,619    25,381   38,147   30,663   32,928    32,928       36,787        36,787
  One-third of all rentals
   (Estimated to be
    representative of the
    interest component)          5,117    5,992     5,992     5,847    5,221    4,346    4,229     4,229        4,054         4,054
                              -------- --------  --------  --------  ------- -------- --------  --------  -----------   -----------

Total Fixed Charges           $191,697 $187,721  $187,721  $166,343 $168,949 $153,447 $153,294  $153,294     $157,809      $157,809
                              ======== ========  ========  ======== ======== ======== ========  ========  ===========   ===========

Ratio of earnings to
  fixed charges                   2.02     N/A *     2.25      2.71     2.70     3.21     N/A *     2.34        N/A  *         2.63
                              ======== ========  ========  ========  ======= ======== ========  ========  ===========   ===========



      * Earnings are inadequate to cover fixed charges.  Additional earnings (thousands) for 1993 , 1997 and 1998 of $36,940,
        $107,842 and $2,084,274, respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

      1 Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.

      2 Supplemental ratio of earnings to fixed charges presented to exclude write-off related to the discontinued application of provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business.

      3 Supplemental ratio of earnings to fixed charges presented to exclude write-off related to Clinton impairment.


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